Exhibit 23.1

CONSENT OF STONEFIELD JOSEPHSON, INC.,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2006 Equity Incentive Plan (No. 333-135663 and 333-166928), 2004 Stock Purchase Plan (No. 333-116405 and 333-153072) and 1996 Stock Incentive Plan (No. 333-132603, 333-18601 and 333-114013), of HemaCare Corporation of our audit report dated March 23, 2010, with respect to the consolidated financial statements of HemaCare Corporation for the year ended December 31, 2009 included in the Annual Report (Form 10-K) .

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
March 21, 2011